As filed with the Securities and Exchange Commission on December 21, 2006.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NEENAH PAPER, INC.

(Exact name of registrant as specified in its charter)

Delaware	20-1308307
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

3460 Preston Ridge Road

Alpharetta, Georgia 30005

 (Address, including zip code, of principal executive offices)

Neenah Paper Deferred Compensation Plan

(Full title of the plans)

Copy to:
STEVEN S. HEINRICHS, ESQ.	RICHARD H. MILLER
Senior Vice President, General Counsel	Powell Goldstein LLP
and Secretary	One Atlantic Center
3460 Preston Ridge Road	1201 West Peachtree Street, NW
Alpharetta, Georgia 30005	Atlanta, Georgia 30309-3488
(678) 566-6500	(404) 572-6600
(Name, address and telephone number of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Deferred Compensation Obligations (1)	$5,000,000	(1)	N/A	$5,000,000	(2)	$535

(1)	Represents $5,000,000 of deferred compensation obligations offered under the Neenah Paper Deferred Compensation Plan.
(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(h).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.            Plan Information.

The documents constituting Part I of this Registration Statement will be sent or given to participants in the Neenah Paper, Inc. Deferred Compensation Plan (the “Plan”) as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).  In accordance with the instructions of Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.  These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus as required by Section 10(a) of the Securities Act.

Item 2.            Registrant Information and Employee Plan Annual Information.

Upon written or oral request, Neenah Paper, Inc. (the “Company”) will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement.  The documents are incorporated by reference in the Section 10(a) prospectus.  The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to participants pursuant to Rule 428(b).  Requests for the above-mentioned information should be directed to Steven S. Heinrichs at the address and telephone number on the cover of this Registration Statement.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.            Incorporation of Documents by Reference.

The following documents filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are hereby incorporated by reference into this Registration Statement:

(1)     The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005; and

(2)     All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2005.

All other documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities that remain unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference is modified or superseded by a statement contained in a subsequently filed document.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.            Description of Securities.

This Registration Statement covers deferred compensation obligations (“DCOs”) that may be offered under the Plan.  The following summary of the DCOs is qualified in its entirety by reference to the plan document, a copy of which has been filed as an exhibit to this Registration Statement.

The DCOs issuable under the Plan represent obligations of the Company to pay to participants certain compensation amounts that the participants have elected to defer.  The Plan is intended to provide participants with the ability to defer income that would otherwise be payable to them for tax planning purposes. The DCOs are payable in cash and generally will be paid in either a lump sum or in annual installments over a certain term upon retirement, or in a lump sum upon death or other termination of service, according to the Plan.

Subject to the terms and conditions set forth in the Plan, each participant may elect to defer eligible compensation which will be credited to each participant’s deferral account.  Each participant is permitted to make investment elections for his deferral account from among investment funds offered under the Plan.  Amounts in a participant’s deferral accounts will be adjusted to reflect the investment performance of the selected investment fund(s). A participant’s deferral account will be 100% vested at all times.

The obligation to pay the vested balance of each Plan participant’s account shall at all times be an unfunded and unsecured obligation of the Company.  Benefits are payable solely from the Company’s general funds and are subject to the risk of corporate insolvency.  The Company may establish a grantor trust for the purpose of informally funding the Plan.  Participants will not have any interest in any particular assets of the Company by reason of any obligation created under the Plan.  A participant’s right to the DCOs cannot be transferred assigned, pledged or encumbered.

Item 5.            Interests of Named Experts and Counsel.

Not applicable.

Item 6.            Indemnification of Directors and Officers.

The Company’s Amended and Restated By-Laws (the “By-Laws”) provide that each person who is, or was, or has agreed to become a director or officer of the Company, and each person who is, or was, or has agreed to serve at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, will be indemnified by the Company to the fullest extent permitted by Delaware General Corporation Law, as the same exists or may hereafter be amended.  However, no indemnification will be provided to any director, officer, employee or agent if the indemnification sought is in connection with a proceeding initiated by such person without the authorization of our Board of Directors.  The By-Laws provide that this right to indemnification will not be exclusive of any other right which any person may have or may in the future acquire under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise.  The By-Laws also permit the Company to secure and maintain insurance on behalf of any director, officer, employee or agent for any liability arising out of his or her actions in such capacity, regardless of whether the By-Laws would permit the Company to indemnify such person against such liability.

The Company currently maintains as directors’ and officers’ liability insurance policy.

Under Section 145 of the Delaware General Corporation Law, a corporation may indemnify a director, officer, employee or agent of the corporation (or other entity if such person is serving in such capacity at the corporation’s request) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe  his conduct was unlawful.  In the case of an action brought by or in the right of a corporation, the corporation may indemnify a director, officer, employee or agent of the corporation (or other entity if such person is serving in such capacity at the corporation’s request) against expenses (including attorneys’ fees) actually and reasonably incurred by him if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless a court determines that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses as the court shall deem proper.  Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigation action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation.

Article Eleventh of the Company’s Amended and Restated Certificate of Incorporation also provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.  The limitation of liability does not apply to liabilities arising under the federal or state securities laws and does not affect the availability of equitable remedies, such as injunctive relief or rescission.

Item 7.            Exemption from Registration Claimed.

Not applicable.

Item 8.            Exhibits.

See Exhibit Index, which is incorporated herein by reference.

Item 9.            Undertakings.

(a)           The undersigned Company hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alpharetta, State of Georgia, on December 21, 2006.

NEENAH PAPER, INC.

By:	/s/ Sean T. Erwin
Sean T. Erwin
Chairman of the Board,
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Steven S. Heinrichs and Sean T. Erwin his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of the, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Sean T. Erwin	Chairman of the Board, President and	December 21, 2006
Sean T. Erwin	Chief Executive Officer
(Principal Executive Officer)

/s/ Bonnie C. Lind	Senior Vice President	December 21, 2006
Bonnie C. Lind	Chief Financial Officer and Treasurer
(Principal Financial and Accounting
Officer)

/s/ Edward Grzedzinski	Director	December 21, 2006
Edward Grzedzinski

/s/ Mary Ann Leeper	Director	December 21, 2006
Mary Ann Leeper

/s/ Timothy S. Lucas	Director	December 21, 2006
Timothy S. Lucas

/s/ John F. McGovern	Director	December 21, 2006
John F. McGovern

/s/ Philip C. Moore	Director	December 21, 2006
Philip C. Moore

/s/ Stephen M. Wood	Director	December 21, 2006
Stephen M. Wood

EXHIBIT INDEX

TO

REGISTRATION STATEMENT ON FORM S-8

Exhibit Number	Description

3.1

Form of Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (SEC File No. 001-32240) filed on November 30, 2004).

3.2	Form of Amended and Restated By-Laws of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K (SEC File No. 001-32240) filed on November 30, 2004).

5.1*	Opinion of Powell Goldstein LLP

23.1*	Consent of Powell Goldstein LLP (included in Exhibit 5.1).

23.2*	Consent of Deloitte & Touche LLP.

99.1	Neenah Paper Deferred Compensation Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (SEC File No. 00032240) filed on December 15, 2006)

* Filed herewith.